Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CH2M HILL Companies, Ltd.:

We consent to the incorporation by reference in the registration statement (No. 333‑148101) on Form S‑4 and in the registration statement (No. 333‑165649) on Form S‑8 of CH2M HILL Companies, Ltd. and subsidiaries (the Company) of our report dated February 25, 2015, with respect to the consolidated balance sheets of the Company as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive (loss) income, stockholders’ equity, and cash flows for each of the years in the three‑year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which appears in the December 31, 2014 annual report on Form 10‑K and to the references to our firm under the heading “Selected Financial Data” included in the annual report on Form 10‑K of the Company.

/s/ KPMG LLP KPMG LLP
Denver, Colorado February 25, 2015